EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 12/15/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.46%	-2.50%	7.36%
Class B Units	-0.47%	-2.54%	6.48%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED DECEMBER 15, 2006

The Grant Park Futures Fund sustained small trading losses during the past week. Positions in the interest rates, currencies and metals were responsible for the majority of setbacks; gains came mostly from the stock index sector.

Long positions in the interest rate markets reported losses as prices for fixed income instruments were lower by the end of the week. Prices for 10-year notes, Eurodollars and Thirty-year bonds had fallen early in the week after it was announced that retail sales had jumped 1% during November, the biggest monthly gain since July. A tame report on consumer prices (unchanged versus estimates of a 0.2% gain) sparked a late week rally but prices closed lower on the week partly due to a drop in unemployment claims. Prices for European fixed income products also slid lower by the close on Friday, resulting in losses for long positions in the Euro bund.

The strong report on retail sales helped push the U.S. dollar higher against most of its major counterparts, causing losses to long positions in the currency sector. The euro and Swiss franc closed lower relative to the greenback as the sales data caused investors to rethink forecasts of a hard landing for the U.S. economy. The drop in unemployment claims lent further support to the dollar, which gained 1.4% on the Swiss franc by Friday’s close. The euro was a little more than a cent lower against the dollar.

Prices for precious metals fell during the week, resulting in losses to long positions. The strength in the U.S. currency contributed to the lower prices as analysts suggested that investors had decided to liquidate long positions of the dollar-denominated precious metals as they became too expensive for foreign investors. Aluminum prices also fell, resulting in losses for long positions.

Lastly, long positions in the stock indices posted gains as the benign data on consumer prices revived investors’ hopes that the U.S. economy could experience a soft landing in 2007. The S&P Composite Index climbed 10 points by the close on Friday. Long positions in the Tokyo Nikkei also gained ground as the index closed higher in response to a positive report on Japanese business conditions.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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